                                                                  EXHIBIT (B)(2)

                                                                    CONFIDENTIAL


April 12, 2000

Allen Systems Group, Inc.
1333 Third Avenue South
Naples, FL  34102

Attention:  Mr. Arthur L. Allen

Ladies/Gentlemen:

       You have advised LaSalle Bank National Association ("LaSalle") and KeyBank National Association ("Key") (LaSalle and Key collectively referred to herein as the "Agent"), that Allen Systems Group, Inc. ("ASG") intends, either directly or through a newly-formed entity to acquire (the "Acquisition") 100% of the issued and outstanding capital stock of Viasoft, Inc. (the "Company") pursuant to a tender offer made in accordance with federal securities law and pursuant to a merger agreement in accordance with applicable state law. References herein to the "Acquisition" shall include the financing and all other transactions related to the Acquisition.

       As currently proposed, the Acquisition and payment of related fees and expenses requires approximately $183 million of total financing comprised as follows: (i) a drawing of approximately $93,300,000 under a revolving credit facility (the "Facility") and; (ii) the balance from cash and other liquid assets from the Company.

       The Agent is pleased to advise you that it is willing, subject to the terms and conditions contained in this commitment letter and in the attached Summary of Terms and Conditions (the "Term Sheet"), to commit $100,000,000 (the "Commitment") for the Facility. LaSalle and Key are each committing $50,000,000 to the Commitment. Upon your acceptance of the Commitment, the Agent intends to act as arranger to form a group of financial institutions (together with the Agent, the "Banks") (in such capacity the "Agent") to provide a portion of the Facility.

       The fees payable to the Agent in connection with the Facility are set forth in a separate letter of even date herewith (the "Fee Letter").

       To assist the Agent in its syndication efforts, you agree to provide upon its request all information reasonably deemed necessary by the Agent to successfully complete the syndication of the Facility, including but not limited to information and projections prepared by you or on your behalf relating to the transactions contemplated hereby. You authorize the Agent to commence

Allen Systems Group, Inc.
April 12, 2000
Page 2


syndication efforts immediately and agree to actively assist the Agent in achieving a syndication that is satisfactory to the Agent and you. The Agent reserves the right (in consultation with ASG) to allocate the Commitments offered by the Banks.

       ASG hereby agrees that the Agent shall have the exclusive right to structure, arrange and syndicate the financing contemplated by the Facility. ASG hereby agrees that, without the consent of the Agent, none of ASG, the Company nor any of its subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or knowingly encourage submission of proposals or offers from any person or entity relating to the financing contemplated by the Facility, or participate in any negotiations regarding or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek any of the foregoing. ASG will (i) provide the Agent with sufficient information, including financial projections, to enable the Agent to prepare an information package describing the Company, its subsidiaries and the transactions contemplated hereby and (ii) make the Company's management available for one or more bankers' meetings to be held by the Agent during the syndication process. The Agent shall be expressly permitted to distribute any and all documents and information relating to the transactions contemplated hereby and received from the Company or any other source to any potential Bank, participant or assignee on a confidential basis.

       In addition to the conditions to funding or closing set forth in the Term Sheet, the Agent's commitment to provide financing hereunder is subject to, among other conditions, (i) the satisfactory completion of its final due diligence with respect to the Company, including a satisfactory review of its assets and liabilities, businesses and operations (including customer interviews), proposed organization and legal structure, and tax, labor, environmental, financial, ERISA, significant contracts and other matters, (ii) the negotiation and execution of a definitive credit agreement and other related documentation satisfactory to the Agent, (iii) there being no material adverse change (in the reasonable opinion of the Agent) in the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company since December 31, 1999 and (iv) there not having occurred and being continuing a material disruption or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the Facility which, in our reasonable judgment, could reasonably be expected to materially impair the syndication of the Facility. In addition, and without limiting clause (iv) of the preceding sentence, you agree that the Agent shall be entitled, in consultation with you, to change the structure, terms, pricing, or to modify the Facility if the Agent determines that such changes are reasonably necessary in order to ensure a successful syndication of the Facility, provided that the total amount of the Facility remains unchanged. The agreement in the foregoing sentence shall survive closing of the Facility and continue in effect until a successful syndication has been completed. For purposes of

Allen Systems Group, Inc.
April 12, 2000
Page 3


the foregoing, "successful syndication" means that each of Key and LaSalle has achieved its target hold level of $20,000,000.

       You hereby represent and covenant that (a) all information (other than Projections (as defined below)) (the "Information") that has been or will be made available to the Agent by you or any of your representatives (in each case, with respect to Information furnished to the Agent prior to the date of commencement of the syndication of the Facility, as supplemented from time to time prior to or after such date) is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections ("Projections") that have been or will be made available to the Agent by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized). You understand that in arranging and syndicating the Facility, we may use and rely on the Information and Projections without independent verification thereof.

       ASG hereby agrees to indemnify and hold harmless the Agent and its affiliates and their respective directors, officers, employees and affiliates (each an "indemnified person") from and against any and all losses, claims, damages, liabilities, actions or other proceedings and expenses (collectively "indemnified liabilities") that arise out of, result from or in any way relate to this commitment letter or the providing or syndication of the Facility, and to reimburse each indemnified person, upon its demand, for any legal or other expense (including the allocated cost of internal legal services and all reasonable disbursements of internal counsel) incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which any such expenses arise), other than any of the foregoing incurred solely by reason of the gross negligence or willful misconduct of such indemnified person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, ASG hereby agrees to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. No indemnified person shall be responsible or liable to ASG or any affiliate thereof for any consequential, punitive or exemplary damages which may be alleged in connection with this commitment letter or the Facilities or the syndication thereof. The obligations of ASG under this paragraph shall expire upon the execution and delivery by the ASG and the Agent of definitive loan documentation, but otherwise will survive the termination of this commitment letter.

Allen Systems Group, Inc.
April 12, 2000
Page 4


       The reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the Facilities shall be payable upon demand by (x) ASG if the transactions contemplated hereby are not consummated and (y) ASG if the transactions contemplated hereby are consummated.

       The terms contained in this commitment letter, the Fee Letter and the Term Sheet are confidential and, except for disclosure to your board of directors, officers and employees, to professional advisors retained by you in connection with this transaction or as may be required by law or court order, may not be disclosed in whole or in part to any other person or entity without the Agent's prior written consent. No disclosure permitted above shall create any third-party beneficiary as to the Commitment. This paragraph shall survive any termination of this commitment letter.

       This commitment letter will terminate on April 21, 2000 unless on or before that date you sign and return an enclosed counterpart of this commitment letter and the Fee Letter and pay the initial fee as required under the Fee Letter, and it will expire on May 16, 2000 if the Facility has not closed on or before that date unless extended in the sole discretion of the Agent whose discretion shall not be unreasonably withheld.

       If the foregoing is satisfactory to you, please indicate your agreement and acceptance below and return a copy of this commitment letter to us. Upon your delivery to us of a signed copy of this commitment letter and the Fee Letter and payment of the initial fee set forth in the Fee Letter, this commitment letter shall become a binding agreement under Illinois law as of the date so accepted.

       This commitment letter may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

                           [SIGNATURE PAGE TO FOLLOW]

Allen Systems Group, Inc.
April 12, 2000
Page 5


       The Agent is pleased to have this opportunity and looks forward to working with you.

Very truly yours,

LASALLE BANK NATIONAL                        KEYBANK NATIONAL ASSOCIATION
ASSOCIATION

By:     /S/                                  By:     /S/
      -------------------------                    -------------------------
Title: 1st VICE PRESIDENT                    Title:  VICE PRESIDENT
      -------------------------                    -------------------------

ACCEPTED AND AGREED
APRIL 21, 2000

ALLEN SYSTEMS GROUP, INC.

By:     /S/
      -------------------------
Title: CEO
      -------------------------